Exhibit 10.87

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 31, 2008, by and between FTI Consulting, Inc., a Maryland corporation (“Company”), and Dennis J. Shaughnessy (“Executive”).

W I T N E S S E T H:

WHEREAS, Company and Executive entered into an Employment Agreement dated September 20, 2004, which was amended by Amendment No. 1 thereto dated April 23, 2007 (collectively, the Employment Agreement and Amendment No. 1 thereto, are referred to herein as the “Agreement”); and

WHEREAS, Company and Executive desire to further amend certain terms and conditions of the Agreement as set fort herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, Company and Executive hereby agree as follows:

1. Sections 10(b)(iv) and 10(b)(v) of the Agreement are hereby deleted in their entireties and replaced with a new Section 10(b)(iv) to read as set forth below. As a result of the foregoing, old Sections 10(b)(vi) and 10(b)(vii) shall be renumbered as new Sections 10(b)(v) and 10(b(vi), respectively, and all corresponding cross-references to said Sections throughout the Agreement shall be deemed modified accordingly.

“(iv) an additional amount equal to $2,000,000, payable in a lump-sum within ten days following the date of termination;”

2. Section 10(e)(iii) of the Agreement is hereby amended and restated to read as follows:

“(iii) a pro rated incentive bonus for the calendar year of termination based on the actual results achieved by the Company as certified by the Compensation Committee (without regard to any reduction that may apply due to any subjective performance goal) determined by multiplying the amount of such bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive is employed by the Company and the denominator of which is 365, which amount shall be paid in a lump sum at the same time as such bonus would otherwise have been paid for such year; and”

3. The second sentence of Section 11(b) of the Agreement is hereby amended and restated to read as follows:

“Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by Company to Executive within five days of receipt of the Accounting Firm’s determination, but in no event later than the end of the taxable year following the taxable year in which the related taxes are remitted by Executive.”

4. Section 409A Compliance. A new Section 22 is hereby added to the Agreement to read in its entirety as follows:

“22. Section 409A Compliance.

(a) General. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax or interest under Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, with the consent of Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) “Separation from Service”; “Specified Employee”; Six-Month Delay. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Consistent with the requirements of Treasury Regulation §1.409A-1(h)(1)(ii), for purposes of this Agreement, the parties hereby agree that a “separation from service” (and thus, a termination of employment) shall be deemed to occur when the level of bona fide services provided by Executive to the Company decreases to a level less than fifty percent (50%) of the average level of services performed by Executive for the Company during the immediately preceding thirty-six (36)-month period. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such

“separation from service” of Executive, and (ii) the date of Executive’s death. Upon the expiration of such six-month delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Reimbursement of Expenses. Notwithstanding anything to the contrary in this Agreement, with respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, the reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the taxable year after the taxable year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Installment Payments; Specified Payment Periods. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Change of Control Definition. Notwithstanding anything to the contrary in this Agreement, for purposes of the payment of any deferred compensation hereunder, an event shall not be considered to be a Change of Control hereunder unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.”

5. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

6. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

FTI CONSULTING, INC.

By:	/S/ ERIC B. MILLER
Name:	Eric B. Miller
Title:	Executive Vice President and General Counsel

EXECUTIVE

By:	/S/ DENNIS J. SHAUGHNESSY
Dennis J. Shaughnessy

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